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                                                                   EXHIBIT 99.2

                                                                              1

                              AMENDMENT 1994-1

                                   TO THE

                            NEVADA POWER COMPANY

                             401(k) SAVINGS PLAN

Nevada Power Company (the Employer), pursuant to Article 9 of the Nevada Power Company 401(k) Savings Plan (the Plan), does hereby amend the Plan as follows:

     Effective January 1, 1994, the following is hereby added to the end of the definition of "Compensation" contained in Section 1.10:

     (d) In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the Plan shall not exceed the OBRA `93 annual compensation limit. The OBRA `93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost of living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA `93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator which is 12.

             For Plan years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA `93 annual compensation limit set forth in this provision.

             If compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current Plan year, the compensation for that prior determination period is subject to the OBRA `93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before January 1, 1994, the OBRA `93 annual compensation limit is $150,000.













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Effective March 1, 1994, Section 3.2(b)(ii) is  amended by changing  the phrase
"twenty-five percent" to "fifty percent."

Effective January 1, 1995, Section 2.1 is amended to read as follows:

2.1  Eligibility to Become a Participant
     -----------------------------------


An Eligible Employee will be entitled to become a Participant in the Plan on the completion of one (1) month of Service and attainment of age 21. An Eligible Employee may elect to become a Participant in the Plan on the first day of the month following the date he meets the above requirements.



IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed  this
      day of          1994.
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                                           NEVADA POWER COMPANY


                                           By:  CHARLES A. LENZIE
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